Exhibit 99.01

Strayer Education, Inc. Reports Third Quarter 2010 Revenues and Earnings; and Fall Term 2010 Enrollments

-- Strayer Third Quarter Revenues Up 29% --

-- Strayer Third Quarter Diluted EPS $1.72, Up 42% --

-- Strayer Fall 2010 Total Enrollments Up 12% --

-- Strayer to Open Eight New Campuses in 2011 --

-- Strayer Increasing Annual Dividend by 33% from $3.00 to $4.00 --

-- Share Repurchase Authorization Increased to $150 Million --

ARLINGTON, Va.--(BUSINESS WIRE)--October 28, 2010--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended September 30, 2010. Financial highlights are as follows:

Three Months Ended September 30

  Revenues for the three months ended September 30, 2010 increased 29% to $147.6 million, compared to $114.4 million for the same period in 2009, due to increased enrollment and a 5% tuition increase which commenced in January 2010.
  Income from operations was $38.2 million compared to $27.3 million for the same period in 2009, an increase of 40%. Operating income margin was 25.9% compared to 23.8% for the same period in 2009.
  Net income was $23.3 million compared to $16.7 million for the same period in 2009, an increase of 40%. Diluted earnings per share was $1.72 compared to $1.21 for the same period in 2009, an increase of 42%. Diluted weighted average shares outstanding decreased to 13,557,000 from 13,780,000 for the same period in 2009.

Nine Months Ended September 30

  Revenues for the nine months ended September 30, 2010 increased 27% to $464.8 million, compared to $364.8 million for the same period in 2009, due to increased enrollment and a 5% tuition increase which commenced in January 2010.
  Income from operations was $156.9 million compared to $120.0 million for the same period in 2009, an increase of 31%. Operating income margin was 33.8% compared to 32.9% for the same period in 2009.
  Net income was $95.4 million compared to $73.2 million for the same period in 2009, an increase of 30%. Diluted earnings per share was $6.98 compared to $5.29 for the same period in 2009, an increase of 32%. Diluted weighted average shares outstanding decreased to 13,663,000 from 13,850,000 for the same period in 2009.

“We are pleased with our solid financial results for the third quarter,” said Robert S. Silberman, Chairman and CEO of Strayer Education, Inc. “Next year we will open eight new campuses. For the 2011 winter term, we will add three new Strayer campuses: Two in Ohio, one each in Cincinnati and Dayton, and one in Milwaukee, Wisconsin, our first campus in that state.”

Balance Sheet and Cash Flow

At September 30, 2010, the Company had cash, cash equivalents and marketable securities of $124.8 million and no debt. The Company generated $141.4 million from operating activities in the first nine months of 2010 compared to $89.8 million during the same period in 2009. Capital expenditures were $32.1 million for the nine months ended September 30, 2010 compared to $22.1 million for the same period in 2009.

During the three months ended September 30, 2010, the Company invested $51.2 million to repurchase approximately 296,000 shares of stock at an average price of $173.33 as part of a previously announced stock repurchase authorization. During the nine months ended September 30, 2010, the Company had invested $73.2 million for share repurchases. During the nine months ended September 30, 2010, the Company paid regular, quarterly dividends of $31.2 million ($0.75 per share for each quarterly dividend).

For the third quarter 2010, bad debt expense as a percentage of revenues was 4.2% compared to 4.5% for the same period in 2009. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 13 days at the end of the third quarter of 2010, compared to 15 days at the end of the third quarter of 2009.

Student Enrollment

Enrollment at Strayer University for the 2010 fall term increased 12% to 60,711 students compared to 54,317 students for the same term in 2009. Across the Strayer University campus and online system, continuing student enrollments increased 17%, while new student enrollments decreased 2%. Global online students increased 18%. Students taking 100% of their classes online (including campus based students) increased 7%. The total number of students taking at least one class online increased 11% to 43,255.

Student Enrollment
	Fall 2009	Fall 2010	% Change
Campus Based Students:
New Campuses (33 in operation 3 years or less)
Classroom Students	2,353	4,510	92%
Online Students	2,941	4,823	64%
Total New Campus Based Students	5,294	9,333	76%
Mature Campuses (51 in operation more than 3 years)
Classroom Students	18,983	20,826	10%
Online Students	24,638	24,188	-2%
Total Mature Campus Based Students	43,621	45,014	3%
Total Campus Based Students	48,915	54,347	11%
Global Online Students	5,402	6,364	18%
Total University Enrollment	54,317	60,711	12%

Total Students Taking 100% of Courses Online	32,981	35,375	7%
Total Students Taking at Least 1 Course Online	39,128	43,255	11%

New Campus Openings

The Company announced today that Strayer University intends to open eight new campuses in 2011. The first three campuses, which will be located in Cincinnati and Dayton, Ohio and in Milwaukee, Wisconsin, will open for the winter term 2011 start of classes.

2010 Business Outlook

Based on the 12% enrollment growth announced for the 2010 fall term and the planned investments in opening new campuses, the Company estimates fourth quarter 2010 diluted earnings per share will be in the range of $2.64 to $2.66. Based on its fourth quarter 2010 estimates, the Company expects its full year 2010 diluted earnings per share will be in the range of $9.63 to $9.65.

2011 Business Model

The Company announced today that Strayer University is implementing a 5% tuition increase effective January 2011. The Company also announced today that Strayer University intends to open eight new campuses in 2011. Taking into account this investment plan for 2011, and assuming a 13% increase in annual student enrollment at Strayer University in 2011, the Company would then expect a 17-18% increase in revenue, roughly stable operating margins, and diluted earnings per share in the $11.30 to $11.50 range for 2011. Included in this range is the Company’s estimate of approximately $0.55 per share after tax stock-based compensation expense and an effective tax rate of 39.5%.

Quarterly Cash Dividends

The Company also announced today that its Board of Directors is increasing the Company’s annual dividend by 33% to $4.00 per share from $3.00 per share. This annual dividend will be paid quarterly in the amount of $1.00 per share. Accordingly, the Company’s Board of Directors has declared that the Company will pay a dividend of $1.00 per share on December 10, 2010 to shareholders of record as of November 26, 2010.

Share Repurchase Plan

The Company announced today that the Company's Board of Directors amended the share repurchase program to authorize the repurchase of up to $150 million in value of the Company's common stock over the next 14 months. The Company had $16.8 million left under its authorization at September 30, 2010, and $10.3 million remaining at the time the new authorization was approved by the Company’s Board of Directors. The Company intends to conduct such purchases, if any, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This share repurchase program may be modified, suspended or terminated at any time by the Company without notice.

Stock-based Compensation Activity

On October 26, 2010, the Company’s Board of Directors approved grants of approximately 23,500 shares of restricted stock to certain employees, none of whom are named executive officers. The Company’s stock price closed at $127.65 on the date of these restricted stock grants, all of which vest on October 26, 2014.

Shares and Options Outstanding

At September 30, 2010, the Company had 13,589,014 common shares issued and outstanding, and 100,000 stock options outstanding with a weighted average exercise price of $107.28 and a remaining weighted average contractual life of 1.4 years.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its third quarter 2010 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 874-1589 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (passcode 3416702) starting at 1:00 p.m. (ET) today and will be available through Friday, November 5, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to approximately 60,000 working adult students at 84 campuses in 19 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2009	2010	2009	2010
Revenues	$114,351	$147,597	$364,760	$464,781
Costs and expenses:
Instruction and educational support	40,110	49,023	120,127	148,101
Marketing and admissions	27,398	34,735	67,295	84,362
General and administration	19,583	25,590	57,388	75,452
Income from operations	27,260	38,249	119,950	156,866
Investment and other income	287	331	1,153	822
Income before income taxes	27,547	38,580	121,103	157,688
Provision for income taxes	10,881	15,239	47,884	62,311
Net income	$16,666	$23,341	$73,219	$95,377
Earnings per share:
Basic	$1.22	$1.73	$5.33	$7.04
Diluted	$1.21	$1.72	$5.29	$6.98
Weighted average shares outstanding:
Basic	13,659	13,467	13,728	13,542
Diluted	13,780	13,557	13,850	13,663
Common dividends per share:
Regular	$0.50	$0.75	$1.50	$2.25
Common shares outstanding at end of quarter	14,009	13,589	14,009	13,589

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	September 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$63,958	$84,122
Marketable securities available for sale, at fair value	52,558	40,684
Tuition receivable, net of allowances for doubtful accounts of $6,175 and $8,059 at December 31, 2009 and September 30, 2010, respectively	165,142	181,695
Income taxes receivable	--	6,764
Other current assets	8,317	12,024
Total current assets	289,975	325,289
Property and equipment, net	84,675	103,742
Deferred income taxes	9,316	11,957
Restricted cash	500	500
Other assets	1,339	1,533
Total assets	$385,805	$443,021

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$21,261	$41,301
Accrued expenses	7,794	11,432
Income taxes payable	5,100	--
Unearned tuition	149,804	184,715
Other current liabilities	281	281
Total current liabilities	184,240	237,729
Long-term liabilities	11,745	12,313
Total liabilities	195,985	250,042
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 20,000,000 shares authorized; 13,957,596 and 13,589,014 shares issued and outstanding at December 31, 2009 and September 30, 2010, respectively	140	136
Additional paid-in capital	1,157	--
Retained earnings	188,218	192,548
Accumulated other comprehensive income	305	295
Total stockholders' equity	189,820	192,979
Total liabilities and stockholders’ equity	$385,805	$443,021

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended September 30,
	2009	2010
Cash flows from operating activities:
Net income	73,219	95,377
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	155	--
Amortization of gain on sale of assets	(211)	(211)
Amortization of deferred rent	(121)	54
Gain on sale of marketable securities	--	(118)
Depreciation and amortization	10,119	12,813
Deferred income taxes	(3,082)	(3,474)
Stock-based compensation	8,059	8,984
Changes in assets and liabilities:
Tuition receivable, net	(26,419)	(16,553)
Other current assets	1,070	(2,869)
Other assets	(841)	(257)
Accounts payable	(569)	20,290
Accrued expenses	3,618	3,638
Income taxes payable/receivable	(305)	(9,056)
Excess tax benefits from stock-based payment arrangements	(2,986)	(2,808)
Unearned tuition	27,767	34,911
Deferred lease incentives	376	725
Net cash provided by operating activities	89,849	141,446
Cash flows from investing activities:
Purchases of property and equipment	(22,100)	(32,067)
Purchases of marketable securities	(874)	(523)
Proceeds from the sale of marketable securities	--	12,500
Net cash used in investing activities	(22,974)	(20,090)
Cash flows from financing activities:
Regular common dividends paid	(21,147)	(31,224)
Proceeds from exercise of stock options	6,027	452
Excess tax benefits from stock-based payment arrangements	2,986	2,808
Repurchase of common stock	(70,084)	(73,228)
Net cash used in financing activities	(82,218)	(101,192)
Net (decrease) increase in cash and cash equivalents	(15,343)	20,164
Cash and cash equivalents – beginning of period	56,379	63,958
Cash and cash equivalents – end of period	$ 41,036	$ 84,122

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$813	$2,667

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President, Corporate Communications
703-247-2517
sonya.udler@strayer.edu